Exhibit 10.13

AMENDMENT NO. 7

TO

MARINA VILLAGE NET OFFICE-TECH LEASE

THIS AMENDMENT NO. 7 TO MARINA VILLAGE NET OFFICE-TECH LEASE (this “Amendment”) is made and entered into as of March 15, 2006, by and between LEGACY PARTNERS I ALAMEDA, a Delaware limited liability company (“Landlord”), and XENOGEN CORPORATION, a California corporation (“Tenant”).

R E C I T A L S :

A. Alameda Real Estate Investments, a California limited partnership (“Alameda”) and Tenant have previously entered into that certain Marina Village Net Office-Tech Lease dated January 15, 1998 (the “Original Lease”), as amended by that certain Amendment No. 1 dated July 16, 1998, Amendment No. 2 dated November 28, 2000, Amendment No. 3 dated January 30, 2003, Amendment No. 4 dated March 1, 2005, Amendment No. 5 dated September 1, 2005, and Amendment No. 6 dated November 28, 2005 (the Original Lease, as so amended, shall be referred to herein, collectively as the “Lease”) with respect to certain premises located at 860 Atlantic Avenue, Alameda, California (the “Premises”), as more particularly described in the Lease. The Premises are part of a multi-building commercial project known as “Marina Village” and located on the approximately 200-acre site on the estuary side of the island of Alameda (the “Project”).

B. Landlord has succeeded to the interests of Alameda as landlord under the Lease.

C. The parties now desire to amend the Lease to (i) extend the Term of the Lease until August 31, 2006, (ii) provide Tenant with an option to further extend the Term of the Lease, and (iii) otherwise modify the Lease, all upon the terms and conditions hereinafter set forth.

D. All capitalized terms when used herein shall have the same meanings given such terms in the Lease unless expressly superseded by the terms of this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Extension of Term. The Term of the Lease and Term Expiration Date are hereby extended until August 31, 2006.

2. Base Rent. During the period from May 1, 2006 through the end of the Term (as extended in Section 1 above), the monthly Base Rent payable by Tenant for the Premises shall equal $44,213.00 (i.e., the monthly Base Rent for the Premises currently payable by Tenant pursuant to Paragraph 1 of Amendment No. 6).

3. Early Termination Option. Notwithstanding anything to the contrary contained in the Lease, as hereby amended, Tenant shall have the option to terminate and cancel the Lease, as hereby amended, at any time during (i) the Term of the Lease (as extended pursuant to Section 1 above) or (ii) the Option Term (as defined in Section 4 below), in a timely manner in accordance with the following provisions of this Section 3. To exercise such termination option, Tenant must deliver to Landlord written notice of Tenant’s exercise of such option (the “Termination Notice”) specifying the date upon which Tenant desires to terminate the Lease, as hereby amended (the “Termination Date”), which Termination Date must be at least sixty (60) days after the date such Termination Notice is received by Landlord. If Tenant properly and timely exercises the termination option in this Section 3, the Lease, as hereby amended, shall expire at midnight on the Termination Date so specified by Tenant in such Termination Notice, and Tenant shall be required to surrender the Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of the Lease. Notwithstanding the foregoing provisions of this Section 3 to the contrary, Tenant shall not have the right to exercise such termination option, as provided above, if as of the date of the attempted exercise of such option, Tenant is in default under the Lease, as hereby amended, beyond all applicable notice and cure periods.

4. Extension Option. Landlord hereby grants Tenant one (1) option to extend the Term of the Lease (as previously extended pursuant to Section 1 above) for a period of four (4) months from September 1, 2006 through and including December 31, 2006 (the “Option Term”), which option shall be exercised only by written notice (the “Exercise Notice”) delivered by Tenant to Landlord on or before June 30, 2006 (the “Exercise Date”). Tenant’s failure to deliver the Exercise Notice on or before the Exercise Date shall be deemed to constitute Tenant’s waiver of its extension right hereunder. Upon the proper exercise of such option to extend, the Term of the Lease shall be extended for the Option Term. All terms and conditions of the Lease, as hereby amended, including, without limitation, Tenant’s obligation to pay to Landlord Base Rent in the amount set forth in Section 2 above, shall apply throughout the Option Term. Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under the Lease, as hereby amended, at law or in equity, Tenant shall not have the right to extend the Term of the Lease for the Option Term if as of the date of delivery of the Exercise Notice by Tenant, or as of the Term Expiration Date, Tenant is in default under the Lease, as hereby amended, after expiration of any applicable notice and cure period.

5. Condition of the Premises. Tenant shall continue to lease the Premises in its current “AS-IS” condition and Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, subject, however, to Landlord’s repair obligations, if any, as set forth in the Lease.

6. Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in the Lease, as hereby amended, to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

7. Miscellaneous Deletions. Paragraph 18 of the Addendum to the Original Lease and Paragraph 9 of Amendment No. 4 are hereby deleted in their entirety and are of no further force or effect.

8. No Broker. Landlord and Tenant hereby represent and warrant to each other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party.

9. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

10. Counterparts. This Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:	LEGACY PARTNERS I ALAMEDA, LLC,
a Delaware limited liability company, Owner

	By:	Legacy Partners Commercial, L.P.,
a California limited partnership, as Property Manager and Agent for Owner

		By:	Legacy Partners Commercial, Inc.,
its General Partner

			By:	/s/ DEBRA SMITH
			Name:	Debra Smith
			Its:	Executive Vice President

TENANT:	XENOGEN CORPORATION,
a Delaware corporation

	By:	/s/ DAVID W. CARTER
	Name:	David W. Carter
	Title:	CEO

By:
Name:
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